EXHIBIT 107

CALCULATION OF FILING FEES TABLE

FORM S-1

(Form Type)

SOBR Safe, Inc.

(Exact Name of Registrant as Specified in Charter)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit or Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate (per $1 million)	Amount of Registration Fee(8)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid:
Units, each consisting of one share of Common Stock, par value $0.00001, per share, and one Warrant to purchase one share of Common Stock(1)	3,450,000	$5.00	$17,250,000(2)(3)	$92.70	$1,599
Common Stock included as part of the Units(2) (3)	3,450,000(8)	(8)	(8)	$92.70	(8)
Warrants to purchase Common Stock included as part of the Units(3)(4)(5)(6)	3,450,000	(8)	(8)	$92.70	(8)
Common Stock issuable upon exercise of the Warrants(2)	3,450,000	$6.25(9)	$21,562,500	$92.70	$1,999
Representative’s Warrants to Purchase Common Stock(5)	276,000	(5)	(5)	$92.70	(5)
Common Stock issuable upon exercise of Representative’s Warrants(2)(7)	276,000	$6.00(9)	$1,656,000	$92.70	$154
Common Stock held by Selling Securityholders(10)	222,794	$9.00(11)	$2,005,146	$92.70	$186
Common Stock issuable upon exercise of Warrants held by Selling Securityholders	334,181	$9.00(12)	$3,007,629	$92.70	$279
Fees Previously Paid:	-0-	-0-	-0-	-0-	-0-
Carry Forward Securities
None
Total Offering Amounts			$45,481,275		$4,217
Total Fees Previously Paid					$4,217
Total Fees Offsets					$0
Net Fee Due					$0

1

(1)	Includes the offering price of shares of Common Stock that may be sold if the underwriter fully exercise their over-allotment option to purchase additional Units.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	No separate fee is required pursuant to Rule 457(i) under the Securities Act.

(4)	Includes Common Stock that may be issued upon exercise of additional warrants that may be issued upon conversion of the option granted to the underwriter.

(5)

In accordance with Rule 457(g) under the Securities Act, because the Common Stock underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.

(6)	The Warrants are exercisable at a per share price of 125% of the price per Unit in this Offering.

(7)

Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. The warrants are exercisable at a per share exercise price equal to 120% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $1,656,000, which is equal to 120% of $1,380,000 (8% of $17,250,000 of Units).

(8)	Included in the price of the Units. No additional fee is required pursuant to Rule 457(g) of the Securities Act.

(9)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the initial exercise price of the Warrants.

(10)

Represents shares of our common stock that may be issued upon conversion of outstanding convertible debentures held by the Selling Securityholders, which have a conversion price of $3.00 per share, subject to adjustment.

(11)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the conversion price of the convertible debentures.

(12)

Calculated pursuant to Rule 457(g) under the Securities Act, based on the conversion price of outstanding warrants, with each warrant exercisable for one share of common stock, subject to adjustment, for an exercise price of $3.00 per share.

All numbers in the above “Calculation of Registration Fee” table assume (i) that the Company has effected a 1-for-3 reverse stock split of its outstanding common stock, and (ii) the offering price of the Units is $5.00 per Unit. The Company has not effected a 1-for-3 reverse stock split but plans to effect a reverse split of its common stock of between 1-for-2 and 1-for-3 in connection with its planned listing on Nasdaq. The $5.00 per Unit price is the midrange between the Unit price range of $4.50 and $5.50.

2